Exhibit 5.1

Suite 400 - 570 Granville Street                Macdonald
Vancouver, BC                                   Tuskey
V6C 3P1 CANADA                                  CORPORATE AND SECURITIES LAWYERS
Telephone: (604) 689-1022
Facsimile: (604) 681-4760


April 24, 2012

First American Silver Corp.
10597 Double R Blvd., Suite 2
Reno, NV  89521

Dear Sirs:

Re: Common Stock of First American Silver Corp., Registered on Form S-8, filed on April 24, 2012

     We are counsel to First American Silver Corp., (the "Company"), a corporation incorporated under the laws of the State of Nevada. In such capacity, we have reviewed the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 2,500,000 common shares (each, a "Share") in the capital of the Company issuable pursuant to exercised options under the Company's 2011 Stock Option Plan.

     We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

     Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Share to be issued pursuant to exercised options under the Company's 2011 Stock Option Plan, and subsequently sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the 2011 Stock Option Plan, validly issued, fully paid and non-assessable.

     We have attorneys admitted to practice in New York and Washington, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.

     This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion



 Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.
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                                                Macdonald
                                                Tuskey
                                                CORPORATE AND SECURITIES LAWYERS



with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the SECURITIES ACT OF 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.


                                  Yours truly,

                                  W.L. MACDONALD LAW CORPORATION


                                  "W.L. MACDONALD LAW CORPORATION"